Exhibit 10.1

THE HOLOGIC, INC.

AMENDED AND RESTATED

DEFERRED COMPENSATION PROGRAM

Amended and Restated
September 17, 2015

THE HOLOGIC, INC.

AMENDED AND RESTATED

DEFERRED COMPENSATION PROGRAM

ARTICLE 1 - PURPOSE; EFFECTIVE DATE

1.1 Purpose. The purpose of this HOLOGIC, INC. AMENDED AND RESTATED DEFERRED COMPENSATION PROGRAM (hereinafter, the “Plan”) is to permit a select group of management or highly compensated employees of Hologic, Inc. (and its selected subsidiaries and/or affiliates) to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible employees an opportunity to defer the receipt of income, will assist in the retaining and attracting individuals of exceptional ability and by providing an additional opportunity to save for retirement beyond Code limitations imposed on qualified retirement plans. This Plan is intended to be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2 Effective Date. This Plan was originally adopted by the Company effective as of October 15, 2006. The Plan was later amended and restated and became effective as of December 1, 2008 and was again amended and restated as of October 15, 2011, and again on October 15, 2013, to, among other things, merge the Gen-Probe Incorporated Deferred Compensation Plan (the “Gen-Probe Plan”) with and into the Plan; and further amended and restated as of September 17, 2015 (the “Effective Date”). With respect to any amounts deferred or contributed (or to be deferred or contributed) to the Gen-Probe Plan for an applicable period commencing prior to October 15, 2013, such amounts shall at all times be subject to and governed by the terms of the Gen-Probe Plan as such terms existed immediately prior to the merger of the Gen-Probe Plan with and into the Plan, such Gen-Probe Plan being set forth here as Exhibit B. It is the intent that all of the amounts deferred and benefits provided under this Plan will comply with the terms of Section 409A of the Code and the final Treasury regulations promulgated thereunder.

1.3 Unfunded Plan. This plan is an unfunded top-hat plan maintained primarily to provide deferred compensation benefits for a “select group of management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

ARTICLE 2 - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account(s). “Account(s)” means the notional account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire Account balance has been distributed in accordance with this Plan. The Accounts available for each Participant with respect to Participant deferrals and Company contributions prior to January 1, 2014 shall be identified as:

(a) Deferral Account;

(b) In-Service Account;

(c) Matching Account; and

(d) Retention Account.

Effective on and after January 1, 2014, for each calendar year/Deferral Period, a Participant shall have a separate account hereinafter known as a Class Year Account (for example, for the 2014 calendar year/Deferral Period, the account shall be known as the 2014 Class Year Account, for the 2015 calendar year/Deferral Period, the account shall be known as the 2015 Class Year Account, and so on) to which all Participant deferrals and Company contributions attributable to such calendar year/Deferral Period shall be credited. Accordingly, all contributions to the Plan prior to December 31, 2013 shall be allocated to one of the accounts in subsections (a) (b) (c) or (d) of this Section 2.1, and after January 1, 2014 shall be allocated to the applicable Class Year Account based on year of deferral.

2.2 Beneficiary. “Beneficiary” means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.3 Board. “Board” means the Board of Directors of the Company.

2.4 Change of Control. “Change of Control” means:

(a) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined and determined under Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation 1.409A-3(i)(5). Without in any way limiting the scope of the preceding sentence, a Change of Control shall be deemed to occur on the date upon which one of the following events occurs:

(i) any one person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B))), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a change of control of the Company; or

(ii) any one person (as such term is used in the Exchange Act), or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 35% of the total voting power of the stock of the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a change of control of the Company; or

(iii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv) any one person (as such term is used in the Exchange Act), or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

2.5 Code. “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

2.6 Committee. “Compensation Committee” means the Compensation Committee appointed by the Board to administer the Plan pursuant to Article VII.

2.7 Company. “Company” means Hologic, Inc., a Delaware corporation, and any directly or indirectly affiliated subsidiary corporations.

2.8 Compensation. “Compensation” means the base salary payable to Participant and bonus identified as “Performance Based Compensation” under the terms of this Plan and any other bonus or incentive compensation which is specifically identified by the Committee as being eligible to be deferred under this Plan which is earned by a Participant with respect to employment services performed for the Company by the Participant and considered to be “wages” for purposes of federal income tax withholding. The Committee shall have the authority to exclude from the definition of Compensation which can be deferred under this Plan, provided such determination is made prior to the time that the election to defer such Compensation is required to be filed under the terms of this Plan. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Internal Revenue Code, but shall exclude “wages” associated with the exercise of stock options by Participant or income arising from other equity instruments (e.g., stock units, restricted stock units or restricted stock) awarded to a Participant. Inclusion of any other forms of compensation, including commissions payable, is subject to Committee Approval prior to the time that a Deferral Commitment is required to be filed under the terms of this Plan. Notwithstanding the preceding, with respect to Matching Contributions, Compensation shall be limited to the Code Section 401(a)(17) limit in effect for the given Deferral Period with respect to which the Matching Contributions are to be attributed.

2.9 Deferral Election. “Deferral Election” means an irrevocable written commitment made by a Participant to defer a portion of his/her Compensation as set forth in Article III, and as permitted by the Committee in its sole discretion. A Participant shall be required to execute separate Deferral Elections for the deferral of Performance-Based Compensation and Compensation other than Performance-Based Compensation. The Deferral Election shall apply to each payment of Compensation and/or Performance-Based Compensation, as applicable, payable to a Participant. Such designation shall be made in the form of a whole percentage. Such Deferral Election shall be made on an Election Form and at a time deemed acceptable to the Committee.

2.10 Deferral Period. “Deferral Period” means each calendar year. For purposes of deferrals related to Participant’s annual bonus or other Performance-Based Compensation, “Deferral Period” shall mean the Company’s Fiscal Year.

2.11 Determination Date. “Determination Date” means each business day.

2.12 Disability. “Disability means the Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement or other disability benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

2.13 Distribution Election. “Distribution Election” means the form of payment for certain benefits payable under this Plan, as elected by the Participant.

2.14 Financial Hardship. “Financial Hardship” means the occurrence of any of the following events:

(a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B));

(b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or
(c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, which may include, if applicable, (x) the imminent foreclosure of or eviction from the Participant’s primary residence, (y) the need to pay for medical expenses of the Participant or funeral expenses of the Participant’s spouse, a Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code without regard to Section 152 (b)(1), (b)(2), and (d)(1)(B)). Except as otherwise provided in this clause (c), the purchase of a home and the payment of college tuition are not Financial Hardship..

The determination of whether a Financial Hardship exists shall be determined by the Committee after addressing facts and circumstances of each case and other requirements of the applicable Treasury Regulations.

2.15 Interest. “Interest” means the amount credited to or charged against a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.24, below and in a manner consistent with Section 4.3, below. Such credits or charges to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.16 Matching Contribution. “Matching Contribution” means the annual discretionary contribution, if any, made by the Company to the Participant’s Matching Account or Class Year Account, as applicable, under Section 4.4, below.

2.17 Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below as applicable, to participate in this Plan, and who either, has elected to defer Compensation under this Plan in accordance with Article III, below, or who is determined by the Committee in their sole discretion as being eligible to receive a Matching Contribution or a Retention Contribution under this Plan. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.18 Performance Based Compensation. “Performance Based Compensation” means annual bonus and commissions, the amount of which, or the entitlement to which is contingent on the satisfaction of pre-established organizational or individual performance criteria that relate to a particular Performance Period and are not certain to be met at the time the Deferral Election is made.

2.19 Performance Period. “Performance Period” means a continuous period of service with the Company comprising one entire plan year (which is the Company’s fiscal year) with respect to which Performance-Based Compensation is earned.

2.20 Plan. “Plan” means this Amended and Restated Deferred Compensation Program, as amended from time to time.

2.21 Retention Contribution. “Retention Contribution” means the annual discretionary contribution, if any, made by the Company to the Participant’s Retention Account or Class Year Account, as applicable, under Section 4.4, below.

2.22 Retirement. “Retirement” means the termination of a Participant’s employment with the Company, for reasons other than death or Disability, on or after the earlier of: (a) attainment of age 55 with at least ten (10) years of continuous service with the Company; or (b) attainment of age sixty-five (65).

2.23 Specified Employees. “Specified Employees” means “key employees,” as defined in Section 416(i) of the Code without regard to paragraph (5) thereof, of the Company.

2.24 Termination of Employment. “Termination of Employment” occurs where the Participant ceases performing any bona fide services for the Company, irrespective of whether the Participant is receiving or scheduled to receive salary continuation, severance, employee benefits or similar payments or benefits following the cessation of services, and where such cessation of services constitutes a separation from service under Code Section 409A.

2.25 Valuation Funds. “Valuation Funds” means one or more of the hypothetical investment funds or indices managed by an investment manager that are selected by the Committee. These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article IV, below, and does not represent, nor should it be interpreted to convey any beneficial interest or ownership on the part of the Participant in any asset or other property of the Company. Participants may allocate their Account(s) between Valuation Funds. Exhibit A attached hereto sets forth the available Valuation Funds which may be amended from time to time in the sole and absolute discretion of the Committee.

ARTICLE 3 - ELIGIBILITY AND PARTICIPATION

3.1 Eligibility and Participation.

(a) Eligibility. Eligibility to participate in the Plan shall be limited to those employees of the Company who are (i) members of a select group of management or highly-compensated employees and (ii) designated as eligible to participate by the Committee, in its discretion, from time to time. An individual’s eligibility to participate in the Plan may be limited, in the Committee’s discretion, to deferrals only and/or to one or more Company contribution types.

(b) Participation. An individual’s participation in the Plan shall be effective upon notification to the individual by the Committee or its designee of his/her eligibility to participate (which notification shall specify the effective date of participation), and the earlier of a contribution under this Plan being made on behalf of the Participant by the Company or the completion and submission of an Enrollment Form, Allocation Form (as defined in Section 3.2(b) below), and a Distribution Election to the Committee within the time periods set forth in Section 3.2(b).

3.2 Form of Deferral Election. Except as otherwise provided in Section 3.1, a Participant may irrevocably elect to make a Deferral Election and a related Distribution Election with respect to Compensation other than annual bonus Compensation or Performance-Based Compensation to be deferred for a given Deferral Period, and any Matching Contribution that may be made with respect to such Deferral Period, provided such elections are made and the respective forms are submitted to the Committee prior to the December 31 that immediately precedes the beginning of the Deferral Period. A Deferral Election and related Distribution Election with respect to any bonus or Performance-Based Compensation which is based on services performed over a period of at least twelve (12) months shall be made prior to March 27 of such performance period (and, in any event, no later than six (6) months prior to the end of such performance period), provided that: (i) the election to defer is made before the compensation has become readily ascertainable and (ii) the Participant was employed at the time the performance criteria were established. Notwithstanding the preceding, effective on and after January 1, 2014, a Deferral Election and related Distribution Election with respect to a given calendar year/Deferral Period shall apply to all Participant deferrals and Company contributions attributable to such calendar year/Deferral Period that are credited to the Participant’s applicable Class Year Account for such calendar year/Deferral Period. The Deferral Election shall specify the following:

(a) Deferral Amounts; Accounts. A Deferral Election shall be made with respect to each payment of Compensation payable by the Company to a Participant during the Deferral Period, and, prior to January 1, 2014, shall designate the portion of each deferral that shall be allocated among either the Deferral or In-Service Accounts. In addition, for periods prior to January 1, 2014, no amounts shall be deferred into an In-Service Account once payments have commenced under the terms of this Plan and until such time as the entire Account Balance has been completely distributed. The Participant shall set forth the amount of his salary to be deferred as a whole percentage amount of Compensation.

(b) Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

(c) Maximum Deferral. The maximum amount of Compensation that may be deferred shall be no more than seventy-five percent (75%) of base salary and one hundred percent (100%) of annual bonus or Performance-Based Compensation.

3.3 Period of Commitment. Any Deferral Election or Distribution Election made by a Participant with respect to Compensation shall remain in effect solely for the current Deferral Period, and shall not remain in effect for any future Deferral Periods; provided, if a Participant suffers a Disability or terminates employment with Company prior to the end of the Deferral Period, the Deferral Period shall end as of the date of Disability or Termination of Employment. Furthermore, a Deferral Election may be temporarily revoked by operation of Section 5.6, below.

3.4 Modification of Deferral Election. Except as provided in Sections 3.3, above, and 5.6 below, a Deferral Election shall be irrevocable by the Participant during a Deferral Period.

3.5 Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, the Participant’s existing Deferral Election shall terminate at the end of the Deferral Period, and no new Deferral Election may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1. If the Committee, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with the ERISA, and interpretive guidance issued thereunder the Committee may, in its sole discretion terminate any Deferral Election for that year, and prohibit the Participant from making any future Deferral Elections.

3.6 Defaults in Event of Incomplete or Inaccurate Deferral Elections or Distribution Elections. In the event that a Participant submits an incomplete or inaccurate Deferral Election, as determined by the Committee in its discretion, such election will be rejected as an invalid Deferral Election. In addition, in the event that a Participant submits an incomplete or inaccurate Distribution Election, as determined in the Committee’s discretion, the form of distribution for all monies in each Account under the Plan shall be a lump sum distribution upon Termination of Employment. Finally, in the event that a Participant submits an incomplete or inaccurate Valuation Fund, the amounts to be credited to the Participant’s applicable Account shall be invested in such fund as selected by the Committee in its discretion.

ARTICLE 4 - DEFERRED COMPENSATION ACCOUNT

4.1 Accounts. Effective prior to January 1, 2014, the Compensation deferred by a Participant under the Plan, and Interest shall be credited to the Participant’s Account(s) as selected by the Participant; any Matching Contributions and Interest thereon shall be credited to the Participant’s Matching Account; and any Retention Contributions and Interest thereon shall be credited to the Participant’s Retention Account. Separate accounts may be maintained on the books of the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2(a), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Effective on and after January 1, 2014, for each calendar year/Deferral Period, a Participant shall have all Compensation deferred by the Participant (and Interest thereon) for a given calendar year/Deferral Period and all Company contributions attributable to such calendar year/Deferral Period (and Interest thereon) credited to the Participant’s applicable Class Year Account.

4.2 Timing of Credits; Withholding. A Participant’s deferred Compensation shall be credited to each Account designated by the Participant as soon as administratively practical after the date the Compensation deferred would have otherwise been payable to the Participant. Any Matching Contributions shall be credited to the Matching Account as set forth in Section 4.5, below. Any Retention Contributions shall be credited to the Retention Account as set forth in Section 4.5, below. Any withholding of taxes or other amounts with respect to deferred Compensation or other amounts credited under this Plan that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee.

4.3 Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, Participants shall also be permitted to reallocate the balance in each Valuation Fund among the other available Valuation Funds as determined by the Committee. The manner in which such elections shall be made and the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Committee or its delegates from time to time. As of the Effective Date, such elections may be made on a daily basis electronically, and such elections shall become effective on the date made or the next available Determination Date.

4.4 Company Contributions.

(a) Matching Contributions. With respect to a Participant who (i) elects to defer Compensation under the Plan for a given Deferral Period, and (ii) deferred the maximum permissible amount under the Hologic, Inc. Savings and Investment Plan (the “401(k) Plan”) for such Deferral Period, the Company may make a discretionary contribution to the Matching Account of the Participant for such Deferral Period in an amount not to exceed the amount that would have been credited to the Participant under the 401(k) Plan, but for the deferral limitations under the 401(k) Plan. If the Company, in its discretion, elects to make a Matching Contribution for a given Deferral Period, the applicable Matching Contribution shall be credited to each eligible Participant’s Matching Account as soon as is practical after the end of the Deferral Period. Beginning with fiscal year 2015, the Company may also make a separate discretionary contribution for the benefit of a Participant, in any amount determined by the Company, as a separate contribution within the Matching Account of the Participant for the applicable fiscal year, regardless of whether the Participant participates or has made deferral elections under the 401(k) Plan for the fiscal year and the amount of any discretionary contribution shall be credited and combined with other amounts in the Participant’s Matching Account. In order for a Participant to be eligible to receive a Matching Contribution, if any, made under this Section 4.4(a) with respect to a given Deferral Period, the Participant must remain an active employee of the Company on the last day of such Deferral Period, and with respect to a separate discretionary contribution in a fiscal year must remain an employee on the last day of the applicable fiscal year. Effective on and after January 1, 2014, Matching Contributions attributable to a given calendar year/Deferral Period shall be made to the Participant’s applicable Class Year Account.

(b) Retention Contributions. Company may make a discretionary contribution to each eligible Participant’s Retention Account as soon as is practical after the close of the Company’s fiscal year. The amount of the credit shall be determined by the Committee in its sole discretion, and each year, the Committee shall have the discretion to increase or decrease the Retention Contribution from prior years, or to eliminate the contribution totally for any given year. Effective on and after January 1, 2014, Retention Contributions attributable to a given calendar year/Deferral Period shall be made to the Participant’s applicable Class Year Account.

4.5 Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

(a) New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

(b) Company Contributions. Each Account shall be increased by any Matching Contributions or Retention Contributions credited since such prior Determination as set forth above in sections 4.4 or as otherwise directed by the Committee.

(c) Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

(d) Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant.

4.6 Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and Interest thereon as follows:

(a) Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan to the Deferral Account and In-Service Account, if any, including any Interest thereon.

(b) Matching Contributions. A Participant shall be one hundred percent (100%) vested at all times in the amount of Matching Contributions made, if any, to the Participant’s Matching Account (or, effective on and after January 1, 2014, the applicable Class Year Account), including any Interest thereon.

(c) Retention Contributions. Each separate Retention Contribution, if any, to a Participant’s Retention Account (or, effective on and after January 1, 2014, the applicable Class Year Account), including any Interest thereon, shall be 33% vested on September 30 of the first calendar year that commences following the fiscal year to which the Retention Contribution is attributable, provided, that the Participant remains employed by the Company on such date; vested in an additional 33% of such Retention Contribution on September 30 of the second calendar year that commences following the fiscal year to which the Retention Contribution is attributable, provided, that the Participant remains employed by the Company on such date; and vested in an additional 34% of such Retention Contribution on September 30 of the third calendar year that commences following the fiscal year to which the Retention Contribution is attributable, provided, that the Participant remains employed by the Company on such date. If the Participant fails to remain employed with the Company through the vesting dates and the Retention Contribution is not otherwise vested as providing in the following sentence, then the unvested portion of the Retention Contribution and any Interest thereon shall be forfeited and returned to the Company. Notwithstanding the previous sentence or anything else herein to the contrary, a Participant’s Retention Contributions shall (i) be one hundred percent (100%) vested upon the death or Disability of the Participant, the Participant’s Retirement or a Change of Control or (ii) be one hundred percent (100%) vested as otherwise provided by the Committee in its sole discretion.

(d) Statement of Accounts. The Committee shall direct the Plan’s third-party administrator to provide to each Participant a statement showing the balances in the Participant’s Account on a quarterly basis.

ARTICLE 5 - PLAN BENEFITS

5.1 Deferral Account and Matching Account. The vested portion of a Participant’s Deferral Account and Matching Account shall be distributed to the Participant upon the Termination of Employment with the Company.

(a) Timing of Payment. Subject to Section 5.9, benefits payable from the Deferral Account shall commence on or about the December 15th immediately following the date of the Participant’s Termination of Employment, or if termination is after December 15th (i.e., the period between December 16 and December 31 in any year), then within forty-five days following the Participant’s Termination of Employment, and subsequent payments, if the Form of Payment selected provides for subsequent payments, shall be made on or about each succeeding December 15th both in accordance with the Company’s normal payroll procedures.

(b) Form of Payment. The form of benefit payment from the Deferral Account and Matching Account (or, as applicable, a portion of the Deferral Account or Matching Account) shall be that form selected by the Participant in the applicable Deferral Election and Distribution Election which designated the distribution of the Matching Account or a portion of the Compensation deferred be allocated to the Deferral Account, and as permitted pursuant to Section 5.10 below, except that if the Participant terminates employment prior to Retirement, in which event, the Deferral Account and the Matching Account shall be paid in the form of a lump sum payment.

5.2 Retention Account. The vested portion of the Participant’s Retention Account shall be distributed to the Participant upon the Termination of Employment with the Company.

(a) Timing of Payment. Subject to Section 5.9, benefits payable from the Retention Account shall commence on or about the December 15th immediately following the date of the Participant’s Termination of Employment, or if termination is after December 15th later (i.e., the period between December 16 and December 31 in any year), then within forty-five days following the Participant’s Termination of Employment, and subsequent payments, if the Form of Payment selected provides for subsequent payments, shall be made on or about each succeeding December 15th both in accordance with the Company’s normal payroll procedures.

(b) Form of Payment. The form of benefit payment from the Retention Account shall be made in that form selected by the Participant in the Distribution Election set forth in the Enrollment Form filed with the Committee coincident with the initial crediting of amounts to the Retention Account, and as permitted pursuant to Section 5.10 below, except that if the Participant terminates employment prior to Retirement, in which event, the Retention Account shall be paid in the form of a lump sum payment.

5.3 In-Service Account. The vested portion of a Participant’s In-Service Account shall generally be distributed to the Participant upon the date chosen by the Participant, or if earlier the Participant’s Termination of Employment.

(a) Timing of Payment. Subject to Section 5.9, benefits under this section shall be payable on or about January 15th of the year specified in the first Deferral Election which designated a portion of the Compensation deferred be allocated to the In-Service Account and subsequent payments. In no event shall the date selected be earlier than twenty-four (24) months following the initial filing of the Deferral Election with respect to that In-Service Account. In the event that the Participant terminates employment with the Company prior to the date so specified, the benefits under this section shall commence on Participant’s Termination of Employment. Any benefit payments due on Termination of Employment shall commence on or about the December 15th immediately following the date of the Participant’s Termination of Employment, or if termination is after December 15th (i.e., the period between December 16 and December 31 in any year), then within forty-five days following the Participant’s Termination of Employment and if the Form of Payment selected provides for subsequent payments, subsequent payments shall be made on or about each succeeding December 15th both in accordance with the Company’s normal payroll procedures.

(b) Form of Payment. The form of benefit payment from the In-Service Account shall be that form selected by the Participant pursuant to Section 5.10, below, except that if the Participant terminates employment with the Company prior to the date so specified, then the In-Service Account shall be paid in the form of a lump sum payment.

5.4 Class Year Account. The vested portion of each applicable Class Year Account of a Participant shall be distributed to the Participant upon the earlier of (i) the Participant’s Termination of Employment with the Company or (ii) a date-certain distribution date, as elected by the Participant.

(a) Timing of Payment. Subject to Section 5.9, benefits payable from the applicable Class Year Account shall commence within sixty (60) days following the earlier of (i) date of the Participant’s Termination of Employment or (ii) the date-certain distribution date elected by the Participant, and subsequent payments, if the Form of Payment selected provides for subsequent payments, shall be made on each subsequent anniversary date of the first payment. In no event shall a Participant be permitted to elect the tax year of payment when the sixty (60) day period spans two calendar years.

(b) Form of Payment. The form of benefit payment from the applicable Class Year Account shall be that form selected by the Participant in the applicable Deferral Election and Distribution Election which designated the distribution of the applicable Class Year Account. Notwithstanding the preceding, if the Participant terminates employment prior to Retirement, Retention Contributions made to the Participant’s Class Year Accounts shall be distributed in the form of a lump sum payment.

5.5 Death Benefit. Notwithstanding any Plan provision to the contrary, upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, Company shall pay to the Participant’s Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment within ninety (90) days following the Participant’s date of death, provided substantiation of such death is provided to the Company within such time period. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account(s) shall be paid to the Participant’s designated Beneficiary from that Account at the same time and in the same manner as if the Participant had survived.

5.6 Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Committee shall terminate the existing Deferral Election, and/or make distributions from any or all of the Participant’s Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship). The amount of such distribution will not exceed the Participant’s vested Account balances. If payment is made due to Financial Hardship, the Participant’s deferrals under this Plan shall cease for the period of the Financial Hardship and for twelve (12) months thereafter. If the Participant is again eligible to participate, any resumption of the Participant’s deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

5.7 Change of Control Distributions. Upon the occurrence of a Change of Control, benefits payable from the Participant’s Accounts shall be distributed to the Participant within forty-five (45) days following the Change of Control.

5.8 Disability Distributions. Notwithstanding any Plan provision to the contrary, with respect to a Participant Disability occurring after October 15, 2013, upon a finding that a Participant has suffered a Disability prior to the commencement of benefits under the Plan, the Committee shall distribute the vested Account balance from each of the Participant’s Accounts in the form of a lump sum payment within ninety (90) days following the Participant’s Date of Disability.

5.9 Payment to Specified Employees. Payments of benefits due to the Termination of Employment of a Participant who is determined to meet the definition of Specified Employee shall be payable as otherwise provided, except that the initial payment shall be made no earlier than the first business day following the last day of the six (6) month anniversary following a Specified Employee’s Termination of Employment with the Company in accordance with the Company’s normal payroll procedures (or if earlier than the end of the six (6) month period, the date of death of the Specified Employee).

5.10 Form of Payment. Unless otherwise specified in this Article, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and as elected by the Participant. The permitted forms of benefit payments are:

(a) A lump sum; and

(b) Annual installments for a period of up to fifteen (15) years (or in the event of payment of the In-Service Account, a maximum of five (5) years) (with respect to Class Year Accounts, up to fifteen (15) years if payment is to be made due to Termination of Employment; otherwise, up to five (5) years if payment is to be made pursuant to a date-certain distribution election) where the annual payment shall be equal to the balance of the Account (or portion of the Account payable in Installments) immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payment initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above. For purposes of Code Section 409A, installment payments shall be considered to be single payment.

5.11 Small Account. If the total of a Participant’s vested, unpaid aggregate Account balance in all Accounts under the Plan as of the date of the Participant’s Termination of Employment is less than $10,000, the remaining unpaid, vested aggregate Account balance in all Accounts under the Plan shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.12 Withholding; Payroll Taxes. Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law.

5.13 Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.14 Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

5.15 Forfeiture. In the event a Participant is terminated for “cause”, then his Retention Account shall be immediately forfeited without regard to whether or not he is vested or unvested in such Retention Account. For purposes of this Plan, “cause” shall mean (i) an act or acts of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Company; (ii) material violation of the Company’s Code of Conduct, and other Company Codes of Conduct or policies and procedures that are applicable to the Participant; or (iii) the conviction of the Participant of a felony involving moral turpitude, which are not remedied in a reasonable period of time after receipt of written notice from the Company. Notwithstanding anything in the Plan to the contrary, forfeiture for cause may not occur following a Change of Control.

5.16 No Acceleration of Retirement Benefit. Neither a Participant nor the Company may accelerate the time or schedule of any Retirement Benefit scheduled to be paid under the Plan (including, for this purpose, any Deferral Agreement or Deferral Election). Notwithstanding the foregoing, the time or schedule of any Retirement Benefit may be accelerated in any of the following circumstances:

(a) Domestic Relations Orders. The Plan Administrator may accelerate the time or schedule of a payment under the Plan to an individual other than the Participant, or a payment under the Plan may be made to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code);

(b) Payment of Employment Taxes. The Plan Administrator may accelerate the time or schedule of a payment under the Plan, or a payment may be made under the Plan, to (x) pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Sections 3101, 3121(a) or 3121(v)(2) of the Code or (y) pay the income tax at the source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws. However, the total payment under this clause (b) may not exceed the aggregate of the FICA amount and the income tax withholding related to the FICA amount;

(c) Payment Upon Income Inclusion Under Section 409A. The Plan Administrator may accelerate the time or schedule of a payment under the Plan, or a payment may be made under the Plan, at any time that the Plan fails to meet the requirements of Section 409A of the Code and the Final Regulations. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder; or

(d) Certain Offsets. The Plan Administrator may accelerate the time or schedule of a payment under the Plan, or a payment may be made under the Plan, as satisfaction of debt of the Participant to the Company, where such debt is incurred in the ordinary course of the service relationship between the Participant and the Company, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

5.17 Change of Time and/or Form of Payment. With respect to timing of payment set forth in sections 5.1(a), 5.2(a), 5.3(a) or 5.4(a), the Participant may subsequently amend the form of payment provided or elected in any one of the aforementioned sections to a date later than that date initially chosen, by filing such amendment with the Committee no later than twelve (12) months prior to the current date of payment. The Participant may file this amendment, provided that each amendment must provide for a payout under this paragraph at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made.

ARTICLE 6 - BENEFICIARY DESIGNATION

6.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee, shall be effective only when filed with the Committee during the Participant’s lifetime and shall apply to all monies in all of the Participant’s Accounts under the Plan.

6.2 Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Participant’s surviving spouse;

(b) The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or

(c) The Participant’s estate.

6.4 Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE 7 - ADMINISTRATION

7.1 Committee; Duties. This Plan shall be administered by the Compensation Committee, or the Senior Vice President of Human Resources acting as the Plan Administrator. References to the “Compensation Committee” in the Plan shall include the Senior Vice President of Human Resources acting in his capacity as Plan Administrator. The Committee or its designee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision.

7.2 Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Committee. To the fullest extent permitted by the Company’s Articles of Incorporation and By-Laws, the Company shall indemnify and hold harmless the members of the Compensation Committee or the Senior Vice President of Human Resources acting as the Plan Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE 8 - CLAIMS PROCEDURE

8.1 Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).

8.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b) A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

(c) An explanation of the Plan’s claim review procedure.

8.3 Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4 Final Decision. The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE 9 - AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiary receiving installment payments, except that no amendment shall reduce or otherwise adversely affect the amount accrued in any Account as of the date the amendment is adopted.

9.2 Company’s Right to Terminate. The Board may at any time terminate the Plan provided that such termination of the Plan is not treated as an “acceleration of benefits” as described in Section 409A(a)(3) of the Code and the Plan termination is identified as an exception to the non-acceleration rule” under Treasury Regulation Section 1.409A-3(j)(4)(ix). Upon a permitted partial or complete termination, the Board may cease all future Deferral Elections, all current Deferral Elections, and or, in its sole discretion, pay out Accounts over a period of up to five (5) years, provided such action is not treated as an “acceleration of benefits” as described in Section 409A(a)(3) of the Code and Treasury Regulation Section 1.409A-3(j)(4)(ix).:

ARTICLE 10 - MISCELLANEOUS

10.1 Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.2 Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more rabbi trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.

10.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.4 Not a Contract of Employment. This Plan shall not constitute an employment contract or a contract for services of any kind between the Company and the Participant. Nothing in this Plan shall confer on the Participant the right to be retained by Company or otherwise be retained in the service of the Company or to interfere with the right of the Company to terminate its relationship with a Participant at any time.

10.5 Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.6 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts, except to the extent as preempted by federal law.

10.7 Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.8 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in company’s records.

10.9 Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity

10.10 Code Section 409A. Notwithstanding anything herein to the contrary, in the event that the Company, upon the advice of its counsel, determines in its sole and absolute discretion that a delay in payment of a benefit hereunder or other modification is necessary to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, then such delay in payment or other modification shall be made.

HOLOGIC, INC.

BY:	/s/ Robert S. McMahon

ITS:	Chief Financial Officer

DATED:	September 17, 2015

AMENDMENT NO. 1 TO THE HOLOGIC, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PROGRAM
(As Amended and Restated Effective September 17, 2015)
WHEREAS, Hologic, Inc. (the “Company”) maintains the Hologic, Inc. Amended and Restated Deferred Compensation Program (as amended from time to time, the “Plan”) for the benefit of a select group of management or highly compensated employees of the Company;
WHEREAS, pursuant to Section 9.1 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, provided that no amendment may reduce or otherwise adversely affect the amount accrued in any Account (as defined in the Plan) as of the date of the amendment;
WHEREAS, pursuant to Sections 1 and 3 of the Company's Retirement Plans Administrative Committee Charter (the “Charter”), (i) the Board has appointed the Retirement Plan Administrative Committee (the “Committee”) to oversee the administration of the Company’s qualified and non-qualified retirement plans, and (ii) the Committee may adopt amendments to such plans, provided such amendments do not materially increase the Company’s financial obligations with respect to such plans; and
WHEREAS, the Committee has determined that (i) it is in the best interests of the Company to amend the Plan in order to provide that the benefits payable upon a Participant’s (as defined in the Plan) death shall be paid as a lump sum payment, regardless of whether benefits under the Plan had commenced prior to the Participant's death, and (ii) such amendment does not adversely affect the amount accrued in any Account or materially increase the Company’s financial obligations with respect to the Plan.
NOW, THEREFORE, pursuant to its authority under the Plan and the Charter, the Committee hereby amends the Plan as follows, effective as of January 01, 2023:
1.Section 5.5 of the Plan is hereby amended and restated in its entirety to read as follows:
5.5 Death Benefit. Notwithstanding any Plan provision to the contrary, upon the death of a Participant (and regardless of whether benefits under this Plan from any Account have commenced prior to such Participant’s death), the Company shall pay to the Participant’s Beneficiary an amount equal to the Participant’s vested Account balance in the form of a lump sum payment as soon as practicable following the Participant’s date of death and the Company’s receipt of substantiation of such death, and in all events by December 31 of the year following the year of such Participant’s death.
2.In all other respects the Plan, as amended herein, is hereby ratified and confirmed.

IN WITNESS WHEREOF, this Amendment No. 1 to the Hologic, Inc. Amended and Restated Deferred Compensation Program is executed as of this 30th day of January, 2023, effective as of the date set forth above.

                                HOLOGIC, INC.

                                By:/s/ David Peterson
                                Title: VP, Total Rewards

Signature Page to Amendment No. l to the
Hologic, Inc. Amended and Restated Deferred Compensation Program